Exhibit 99.1

Vishay Intertechnology Announces New $750 Million Credit Facility

MALVERN, PA — June 5, 2019-- Vishay Intertechnology, Inc. (NYSE: VSH) (“Vishay” or the “Company”) today announced that it has entered into a new $750 million credit facility.  The senior secured facility matures on June 5, 2024.  The new credit facility replaces a previous credit agreement that provided for an aggregate commitment of $640 million, and that was scheduled to mature on December 10, 2020.

Borrowings under the new credit facility bear interest at LIBOR plus an interest margin.  The applicable interest margin is based on Vishay's leverage ratio.  Based on Vishay's current leverage ratio, borrowings bear interest at LIBOR plus 1.50%, the same as pursuant to the previous credit agreement.  Vishay also pays a commitment fee, also based on its leverage ratio, on undrawn amounts.   The undrawn commitment fee, based on Vishay's current leverage ratio, is 0.25% per annum, an improvement of 5 basis points over the previous credit agreement.

The new credit facility allows an unlimited amount of defined “Investments,” which include certain intercompany transactions and acquisitions, provided the Company's pro forma leverage ratio is equal to or less than 2.75 to 1.00.  If the Company's pro forma leverage ratio is greater than 2.75 to 1.00, such Investments are subject to certain limitations.

The new credit facility also allows an unlimited amount of defined "Restricted Payments," which include cash dividends and share repurchases, provided the Company's pro forma leverage ratio is equal to or less than 2.50 to 1.00.  If the Company's pro forma leverage ratio is greater than 2.50 to 1.00, the new credit facility allows such payments up to $100 million per annum (subject to a cap of $300 million for the term of the facility, with up to $25 million of any unused amount of the $100 million per annum base available for use in the next succeeding calendar year).

Lori Lipcaman, Vishay's Chief Financial Officer said, "Our new credit facility will provide us with significant financial and operating flexibility."

JPMorgan Chase Bank, N.A. acted as administrative agent. JP Morgan Chase Bank, N.A.; Comerica Bank; Citizens Bank, N.A.; HSBC Bank USA, National Association; and UniCredit Bank AG served as joint lead arrangers and joint bookrunners.  Comerica Bank; Citizens Bank, N.A.; HSBC Bank USA, National Association; and UniCredit Bank AG served as co-syndication agents.  Santander Bank, National Association; TD Bank, N.A.; MUFG Bank, Ltd.; and KBC Bank N.V. functioned as co-documentation agents.

Forward-Looking Statements

Statements contained herein that relate to the Company's future performance, including statements with respect to financing arrangements and the Company's structure and operations are forward-looking statements within the safe harbor provisions of Private Securities Litigation Reform Act of 1995. Words such as "believe," "estimate," "will be," "will," "would," "expect," "anticipate," "plan," "project," "intend," "could," "should," or other similar words or expressions often identify forward-looking statements. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions, many of which are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results, performance, or achievements may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; difficulties in implementing our cost reduction and restructuring strategies; changes in foreign currency exchange rates; competition and technological changes in our industries; difficulties in new product development; difficulties in identifying suitable acquisition candidates, consummating a transaction on terms which we consider acceptable, and integration and performance of acquired businesses; uncertainty related to the effects of changes in foreign currency exchange rates; and other factors affecting our operations that are set forth in our filings with the Securities and Exchange Commission, including our annual reports on Form 10-K and our quarterly reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Vishay

Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, MOSFETs, and infrared optoelectronics) and passive electronic components (resistors, inductors, and capacitors). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, power supplies, and medical markets. Vishay's product innovations, successful acquisition strategy, and "one-stop shop" service have made it a global industry leader. Vishay can be found on the Internet at http://www.vishay.com.